Exhibit 99.1

Tesoro Logistics LP Appoints Keith M. Casey to Board of Directors
SAN ANTONIO - April 10, 2014 - Tesoro Logistics LP (NYSE:TLLP) announced today the appointment of Keith M. Casey to its Board of Directors, effective April 10, 2014, increasing the number of directors from seven to eight.
Mr. Casey serves as Senior Vice President of Strategy and Business Development for Tesoro Companies Inc., a subsidiary of Tesoro Corporation, and is a member of the Tesoro executive committee. He is responsible for all activities related to strategy, medium to long-term business development and market analysis in order to drive further growth for the organization.
“Keith is a welcome addition to our Board of Directors,” said Tesoro Logistics Chairman and CEO Greg Goff. “His deep knowledge of and experience in numerous aspects of the industry are valuable, particularly as we continue to focus on driving growth through organic investments and acquisitions as key strategic priorities.”
Prior to joining Tesoro in 2013, Mr. Casey served in a number of leadership positions with BP Products North America, Motiva Enterprises, Shell and Praxair. He holds a Bachelor of Science degree in metallurgical and materials engineering from California Polytechnic State University, San Luis Obispo.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, Media@tsocorp.com, (210) 626-7702